SCHEDULE 14A
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

                                 (Amendment No.)


Filed by the Registrant                       [X]
Filed by a party other than the Registrant    [ ]
Check the appropriate box:
   [ ]   Preliminary Proxy Statement
   [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
   [X]   Definitive Proxy Statement
   [ ]   Definitive Additional Materials
   [ ]   Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            INTELLIGENT CONTROLS
-----------------------------------------------------------------------------
              (Name of Registrant as Specified in Its Charter)


-----------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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[LOGO] INCON(R)
INTELLIGENT CONTROLS


                         INTELLIGENT CONTROLS, INC.


                                  NOTICE OF
                       ANNUAL MEETING OF SHAREHOLDERS

                                June 6, 2001

Notice is hereby given that the Annual Meeting of Shareholders of Intelligent Controls, Inc. will be held at the Holiday Inn Express, 352 North Street, Saco, Maine at 10:00 a.m. on Wednesday, June 6, 2001, to conduct the following business:

      1.    To elect the Directors;

      2. To ratify the appointment of Baker Newman & Noyes, LLP as independent accountants to the Company for the current fiscal year; and

      3. To conduct any other business which may lawfully come before said meeting.

A Proxy Statement describing these proposed actions accompanies this Notice of Meeting.

Dated at Saco, Maine this 27th day of April, 2001.

                                       INTELLIGENT CONTROLS, INC.


                                       By: /s/ Gregory S. Fryer
                                           -----------------------
                                           Gregory S. Fryer, Clerk


 NOTE:  ALL SHAREHOLDERS ARE ENCOURAGED TO VOTE, DATE, AND SIGN THE PROXY
    CARD ENCLOSED WITH THIS NOTICE AND THE ACCOMPANYING PROXY STATEMENT,
      AND TO RETURN THE COMPLETED PROXY CARD IN THE ENVELOPE PROVIDED.


[LOGO] INCON(R)
INTELLIGENT CONTROLS


                         INTELLIGENT CONTROLS, INC.
                           74 Industrial Park Road
                                P.O. Box 638
                              Saco, Maine 04072


                               PROXY STATEMENT
                       ANNUAL MEETING OF SHAREHOLDERS
                           To Be Held June 6, 2001


                                INTRODUCTION

      This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Intelligent Controls, Inc. ("INCON" or the "Company") for use at the 2001 Annual Meeting of Shareholders. The Meeting will be held at the Holiday Inn Express Hotel, 352 North Street/Interstate 95, Saco, Maine at 10:00 a.m. on Wednesday, June 6, 2001.

      When properly executed and returned, the enclosed proxy will be voted in accordance with the choices marked. If no choice is specified, the proxy will be voted as recommended by the Board of Directors. A proxy may be revoked at any time before it is voted. Shareholders may revoke their proxies by delivering written notice to the Clerk of the Company prior to the vote on a given matter, by submitting a later dated proxy at or before the Meeting, or by voting in person at the Meeting.

      The record date for determining shareholders entitled to vote at the Meeting (and any adjournment thereof) is April 23, 2001. All shareholders of record as of the close of business on that date will be entitled to cast one vote per share. This Proxy Statement and the accompanying form of proxy for the Meeting are first being mailed to shareholders on or around April 27, 2001.

      A description of matters to be voted upon is set forth at pages 8 and 9 of this Proxy Statement. Certain information concerning share ownership, management, and compensation appears below.

                          OWNERSHIP OF COMMON STOCK

      As of April 12, 2001, there were 4,739,399 outstanding shares of Intelligent Controls, Inc. common stock, the Company's only authorized class of stock. Set forth below, as of such date, is information concerning beneficial ownership of the Common Stock by directors and executive officers of the Company and by each other person known to the Company to beneficially own more than five percent of the outstanding shares. Except as otherwise noted, all shares are owned directly.


                                                  Number of Shares     Percent
Name                                             Beneficially Owned    of Class
----                                             ------------------    --------

Ampersand Specialty Materials and Chemicals III       1,638,462          34.6%
 Limited Partnership and related entities (1)(6)
Charles D. Yie (2)(6)                                 1,654,462          34.8%
Alan Lukas (3)(6)                                     1,004,638          21.2%
Roger E. Brooks (4)(6)                                  519,673          11.0%
Paul E. Lukas (5)(6)                                    380,256           8.0%
George Hissong (7)                                       31,500
Paul F. Walsh (7)                                        33,000
Enrique Sales (8)                                        34,662
Dean Richards (9)                                        10,000

All directors and executive officers
 as a group (7 persons) (10)                          3,287,935          69.4%

<F1>  Ampersand Specialty Materials and Chemicals III Limited Partnership
      and Ampersand Special Materials and Chemicals III Companion Fund Limited Partnership own 1,612,247 and 26,215 shares, respectively. These limited partnerships are herein referred to collectively as "Ampersand." The other controlling persons of Ampersand include ASMC-III MCLP LLP, Charles D. Yie, Richard A. Charpie, Peter D. Parker, and Stuart A. Auerbach. The address of Ampersand and each controlling person is 55 William Street, Suite 240, Wellesley, Massachusetts 02481.

<F2>  Mr. Yie, a Director of INCON, is a General Partner of ASMC-III MCLP
      LLP, which in turn is a controlling person of Ampersand. As a result, he may be deemed to have beneficial ownership of the shares held by Ampersand. His ownership also includes 16,000 shares purchasable by him within the next 60 days under a stock option.

<F3>  Alan Lukas is a Director and executive officer of INCON. His ownership includes 892,583 shares owned directly, 10,000 shares purchasable by him within the next 60 days under a stock option, 66,949 shares owned by his wife, and 35,106 shares held in trust for his child. His address is c/o 74 Industrial Park Road, Saco, Maine 04072.

<F4>  Mr. Brooks is a Director and executive officer of INCON. His address is 74 Industrial Park Road, Saco, Maine 04072. His ownership includes 486,923 shares of restricted stock purchased from the Company upon commencement of employment in May 1998, of which 128,125 shares are currently subject to certain repurchase rights in favor of the Company, 3,750 shares purchasable by him within the next 60 days under a stock option, and 29,000 shares acquired by him through other purchases. See "Restricted Stock Agreement with Mr. Brooks" at page 6 below. His address is c/o 74 Industrial Park Road, Saco, Maine 04072.

<F5>  Paul Lukas' ownership includes 375,256 shares owned directly by him and 5,000 shares purchasable by him within the next 60 days under a stock option. His address is c/o 74 Industrial Park Road, Saco, Maine 04072.

<F6>  These persons may be deemed to have beneficial ownership over an aggregate of 3,555,029 shares (75% of the outstanding shares), by virtue of voting agreements contained in a Stockholders Agreement to which each of them is a party. See "Stockholders Agreement" at page 7 below.

<F7>  Messrs. Hissong and Walsh are non-employee Directors of INCON. Their ownership includes, respectively, 25,000 and 33,000 shares purchasable within the next 60 days under stock options.

<F8>  Mr. Sales is an executive officer of INCON. His ownership includes
      1,850 shares owned directly by him and 32,812 shares purchasable within the next 60 days under a stock option.

<F9>  Mr. Richards is an executive officer of INCON. His ownership includes
      10,000 shares purchasable within the next 60 days under stock options.

<F10> Includes 136,645 shares purchasable within the next 60 days under stock options.

                           THE BOARD OF DIRECTORS

      The Directors of the Company are elected for one year terms at the Annual Meeting of Shareholders. Set forth below is biographical information for each member of the Company's Board of Directors.

      ROGER E. BROOKS, age 56, became President, Chief Executive Officer, and a Director of INCON in May 1998, upon completion of Ampersand's investment in the Company. From April 1997 until May 1998, he was an Executive in Residence with Ampersand Ventures. From 1984 to 1996, Mr. Brooks served as a Director and President/CEO of Dynisco, Inc., an instrumentation and equipment company. From 1977 to 1984, Mr. Brooks was a Director, Executive Vice President/COO, and Vice President of Marketing & Sales of Thermo Electric Co. Inc., a temperature measurement and control products company. He is a Director of Moldflow Corporation.

      ALAN LUKAS, age 50, founded INCON in 1978 and currently serves as its Vice President of Product Development. He has served as a Director and Chairman of the Board of the Company since its inception, and served as its President/CEO until May 1998.

      CHARLES D. YIE, age 42, is a General Partner of Ampersand Ventures, a private equity/venture capital firm. He joined Ampersand Ventures' predecessor firm in 1985, after having gained experience in systems engineering and manufacturing at Hewlett-Packard. Mr. Yie currently serves as a Director or Chairman of a number of public and private companies affiliated with Ampersand Ventures. He became a Director of INCON in May 1998 and serves as Secretary and Treasurer of the Company.

      GEORGE E. HISSONG, age 64, has been employed since 1989 by Hissong Development Corporation, where he serves as Chairman and Treasurer. He also is the owner of Mousam River Campground and President of Stafford Systems, Inc. From 1978 to 1986, Mr. Hissong was Chairman and President of Energy Sciences, Inc. He is a Trustee of the Kennebunk Light and Power District, a Trustee of the Kennebunk Sewer District, and a Trustee of the Goodall Hospital Foundation. Mr. Hissong was first elected a Director of INCON in 1996.

      PAUL F. WALSH, age 51, is Chairman and CEO of Clareon Corporation, an Internet based business to business payment engine. From September 1998 until March 2000, he was chairman and CEO of iDeal Partners and a predecessor company. From 1995 to September 1998, Mr. Walsh served as President and Chief Executive Officer of Wright Express Corporation, an information and financial services company. From January 1990 to February 1995, Mr. Walsh was Chairman of BancOne Investor Services Corporation, a financial services company. He was first elected a Director of INCON in 1996.

      Ampersand, Mr. Brooks, Alan Lukas, his brother Paul E. Lukas, and certain others are parties to a Stockholders Agreement dated as of May 1, 1998, under which each has agreed to vote his or its shares of stock (i) to limit the size of the Company's Board of Directors to five Directors and
(ii) to elect as those Directors Mr. Yie, Mr. Lukas, the Chief Executive Officer (Mr. Brooks), and one designee each of Ampersand and Mr. Lukas. Other provisions of the Stockholders Agreement are described below. See "Stockholders Agreement" at page 7.

      Messrs. Hissong, Walsh, and Yie each receive director compensation as follows: (i) cash payments of up to $500 per meeting ($300 per committee meeting) and (ii) one-time grants of stock options for 20,000 shares each as of August 14, 1998 at an exercise price of $2.00 per share, which options vest in 16 equal increments over 4 years on a quarterly basis.

      The Board of Directors has appointed a Compensation Committee, responsible for reviewing the general compensation policies of the Company. The Committee administers the Company's 1998 Employee Stock Option Plan and provides assistance on such other compensation-related matters as the Board or the President may request. The Committee presently consists of Messrs. Yie, Hissong, and Walsh. The Committee met twice in 2000.

      The Board of Directors has appointed an Audit Committee, which presently consists of Messrs. Yie, Hissong, and Walsh. Its function is to oversee the work of the Company's Controller and external accountants and to assure the existence of an effective accounting system. The Committee met once in 2000.

      The Board of Directors held six meetings in 2000. Each Director was present at 75% or more of the total number of Board and Committee meetings he was eligible to attend in 2000.

                 EXECUTIVE COMPENSATION AND RELATED MATTERS

      Set forth below is certain information concerning the compensation of the Company's CEO and each of the other executive officers of the Company who received more than $100,000 in annual compensation during 2000.

                         SUMMARY COMPENSATION TABLE


                                        Annual Compensation                      Long-term Compensation
                               --------------------------------------    -------------------------------------
Name and                                                Other Annual         Securities           All Other
Principal Position     Year     Salary      Bonus     Compensation(1)    Underlying Options    Compensation(2)
------------------     ----     ------      -----     ---------------    ------------------    ---------------

Roger E. Brooks (3)    2000    $200,100    $     0          $ 0                15,000              $2,442
  President and CEO    1999    $191,827    $     0          $ 0                     -              $4,000
                       1998    $147,198    $48,948          $ 0                     -              $    0

Alan Lukas             2000    $128,600    $     0          $ 0                     -             $2,442
  VP of Product        1999    $123,600    $     0          $ 0                     -             $3,090
  Development and      1998    $100,150    $27,624          $ 0                     -             $1,223
  Chairman

Enrique Sales (4)      2000    $110,100    $     0          $ 0                     -             $2,442
  VP Sales and         1999    $110,000    $     0          $ 0                 5,000             $  550
  Marketing

Dean Richards (5)      2000    $104,139    $     0          $ 0                 5,000             $2,602
  VP Manufacturing     1999    $ 63,131    $     0          $ 0                20,000             $    0

<F1>  The aggregate amount of such compensation does not exceed 10% of the individual's salary plus bonus.

<F2>  Includes Company contributions of $2,442 and $4,000 to Mr. Brooks under the 401(k) Plan for 2000 and 1999, respectively. Mr. Brooks was not eligible to participate in the Plan before 1999. Includes Company contributions of $2,442, $3,090, and $1,223 to Mr. Lukas' account under the 401(k) Plan for 2000, 1999, and 1998, respectively. Also includes Company-paid premiums of $4,713 in each of 2000, 1999, and 1998 under a variable life insurance policy for Mr. Lukas. The policy has a guaranteed minimum death benefit of $300,000. In the event of Mr. Lukas' death, the Company would pay over to Mr. Lukas' estate the net proceeds of the policy, after reimbursement of the Company's premium cost. In the event of termination of Mr. Lukas' employment, he would be entitled to ownership of the policy after reimbursing the Company's premium cost. Includes $2,442 and $550 to Mr. Sales' account under the 401(k) Plan in 2000 and 1999, respectively. Mr. Sales was not eligible to participate in the Plan before 1999. Includes $2,602 to Mr. Richards' account under the 401(k) Plan. Mr. Richards was not eligible to participate in the Plan before 2000.

<F3>  Mr. Brooks became an executive officer of INCON in May 1998. His 1998 salary amount includes payments made to him as a consultant from February through April of 1998.

<F4>  Mr. Sales became an executive officer of INCON in February 1999.

<F5>  Mr. Richards became an executive officer of INCON in May 1999.

OPTION GRANTS IN LAST FISCAL YEAR


                   Number of Securities     % of Total Options      Exercise
                    Underlying Options     Granted to Employees      or Base      Expiration
Name                     Granted              in Fiscal Year       Price($/sh)       Date
----               --------------------    --------------------    -----------    ----------

Roger E. Brooks         15,000 (1)                29.7%               $1.94          5/1/10
Alan Lukas                   0                       -                    -            -
Enrique Sales                0                       -                    -            -
Dean Richards            5,000 (2)                 9.9%               $1.44         6/19/10

<F1>  The options to Mr. Brooks become fully exercisable after May 1, 2004, with 3,750 option shares becoming exercisable as of May 1, 2001, and 938 becoming exercisable as of August 1, 2001 and each third month thereafter. Vesting of the options accelerates in the event of a change in control (as defined).

<F2>  The options to Mr. Richards become fully exercisable after June 19,
      2004, with 1,250 option shares becoming exercisable as of June 19, 2001, and 313 becoming exercisable as of August 19, 2001 and each third month thereafter. Vesting of the options accelerates in the event of a change in control (as defined).

2000 OPTION EXERCISES AND YEAR-END VALUES


                                          Number of Securities
                                         Underlying Unexercised       Value of Unexercised In-The-
                                            Options at FY-End         Money Options at FY-End (1)
                                      ----------------------------    ----------------------------
                   Shares Acquired
Name                 on Exercise      Exercisable    Unexercisable    Exercisable    Unexercisable
----               ---------------    -----------    -------------    -----------    -------------

Roger E. Brooks           -                   -          15,000            -               -
Alan Lukas                -              10,000               -            -               -
Enrique Sales             -              26,250          28,750            -               -
Dean Richards             -               7,500          22,500            -               -

<F1>  As of December 29, 2000 the fair market value of the Company's stock as reported on the American Stock Exchange was $1.00. That amount is less than the exercise prices of all options held by the named executive officers. Therefore, none of such options was "in the money."

EMPLOYMENT AGREEMENT WITH MR. BROOKS

      Under his Employment Agreement, Mr. Brooks receives salary at the base rate of $175,000 per year (subject to cost of living adjustments and to future salary increases approved by the Board of Directors) and a $600 per month car allowance. Mr. Brooks is also entitled to annual bonuses through the Company's bonus pool. The Company may terminate Mr. Brooks' employment at any time, with or without cause. In the event of a termination without cause, Mr. Brooks will be entitled to between 6 and 12 months' severance compensation, at a rate equal to his then current salary, plus continued participation in Company health insurance and other benefits during such period. The initial term of the agreement ran through June 30, 2000, subject to automatic renewal for successive one-year terms unless either Mr. Brooks or the Company gives notice to the contrary at least 90 days before the renewal date.

RESTRICTED STOCK AGREEMENT WITH MR. BROOKS

      In May 1998 INCON sold Mr. Brooks 486,923 shares of common stock at a price of $3.25 per share. He paid for these shares by delivering a promissory note for $1,332,500 and cash in the amount of $250,000. The promissory note from Mr. Brooks bears interest at 5.69% per annum. Principal and interest under the note become payable in 5 years, except that Mr. Brooks' payment obligation may be accelerated if his employment with the Company terminates for any reason. In such event, the note becomes due within either 90 days or one year, depending on the reason for termination of employment. The purchased shares serve as collateral for the note, and are pledged to the Company. Mr. Brooks' personal liability on the note is limited to $200,000 plus the value of the purchased shares, all of which shares are pledged to the Company as collateral.

      The Company has the right (but not the obligation) to repurchase some of the shares from Mr. Brooks at the initial purchase price of $3.25 per share. Initially, the repurchase right extended to all of the shares except 76,923 (representing the number of shares for which Mr. Brooks paid cash at the time of the purchase). The repurchase right lapses as to 25,625 shares for every three months of continued employment (representing 1/16th of the remaining shares); if Mr. Brooks is still employed by the Company on May 1, 2002, the repurchase right will have lapsed entirely. In addition, the repurchase right will lapse as to 102,500 shares if Mr. Brooks' employment terminates due to death or disability or if the Company terminates Mr. Brooks' employment without cause (as defined under his Employment Agreement). The repurchase right will also lapse in its entirety in the event of a "change in control" of the Company (as defined).

EMPLOYMENT AGREEMENT WITH MR. LUKAS

      Under his Employment Agreement, Mr. Lukas receives salary at the base rate of $120,000 per year for his services as Vice President for Product Development (subject to cost of living adjustments and to future salary increases approved by the Board of Directors) and a $30,000 per year retainer for his services as Chairman and a Director. Mr. Lukas is also entitled to annual bonuses through the Company's bonus pool. The Company may terminate these arrangements with Mr. Lukas at any time, with or without cause. In the event of a termination by the Company without cause, Mr. Lukas would be entitled to (i) between 6 and 12 months' severance compensation, at a rate equal to his then current salary, plus continued participation in Company health insurance and other benefits during such period and (ii) continued payment of his $30,000 retainer and health insurance benefits through June 30, 2003, in return for up to 400 hours of consulting services to the Company per year.

APOLLO DEVELOPMENT LEASE

      The Company leases a 13,000 square foot facility from a corporation owned in part by Alan Lukas. This facility is used primarily for corporate office space. The lease expires November 1, 2003 and is renewable, at the Company's option, for an additional one-year term. The Company also has the right to purchase this facility in 2003 at its then fair market value, subject to a specified minimum price of $550,000. The current rent is approximately $69,000 per year (exclusive of utilities, taxes, and insurance and is subject to an automatic increase of 3% per year. The Company believes that the rent under this lease is reasonable in relation to prevailing rents for comparable industrial or commercial space. Presently, the rental payments on the building exceed the landlord corporation's monthly payments on its underlying mortgage loan; Alan Lukas' profits from this arrangement currently amount to less than $6,000 per year.

AMPERSAND INVESTMENT AGREEMENT

      The Company is a party to an Investment Agreement with Ampersand Specialty Materials and Chemicals III Limited Partnership and Ampersand Specialty Materials and Chemicals III Companion Fund Limited Partnership, which in May 1998 purchased a total of 1,638,462 shares of INCON common stock from the Company at a price of $3.25 per share (an aggregate purchase price of $5,325,001). The agreement provides Ampersand a right of first refusal on future sales of INCON stock to third parties, and provides Ampersand and Mr. Brooks with rights to require registration of their shares to permit resales of stock by them. Under the agreement, Ampersand and Mr. Brooks also have a right (the "put" right) to require the Company to repurchase their shares. This right is triggered if (i) the Company receives a bona fide offer from an unaffiliated third party to acquire INCON in a transaction that values the common stock at more than $10 per share and (ii) Ampersand endorses the offer but the Company declines to accept the offer. The Company would thereafter be required to purchase the stock of Ampersand and Mr. Brooks at a price equivalent to the third party's offer. The Company would thereafter be required to purchase the stock of Ampersand and Mr. Brooks at a price equivalent to the third party's offer.

STOCKHOLDERS AGREEMENT

      The Company, Ampersand, Mr. Brooks, Alan Lukas, Paul E. Lukas, and certain related parties have entered into a Stockholders Agreement restricting the voting and transfer of shares of INCON common stock owned by each. The shares owned by these stockholders currently represents approximately 75% of the outstanding INCON stock.

      The stockholders who are parties to the Stockholders Agreement have agreed to vote their shares (i) to limit the size of the Company's Board of Directors to five Directors and (ii) to elect as those Directors Mr. Yie, Alan Lukas, the Chief Executive Officer (Mr. Brooks), and one designee each of Ampersand and Alan Lukas. These stockholders have also agreed to vote their shares in such a way that Ampersand will be able to block certain significant transactions opposed by it, such as financing transactions exceeding $5 million or a merger or other sale of the Company. In the event the "put" right of Ampersand and Mr. Brooks is triggered as described above, these stockholders agree to vote their shares in such a way as to increase the size of the Board of Directors by two Directors, and to elect two nominees of Ampersand to fill those positions. Moreover, for a period of five years, these stockholders agree not to make open-market purchases of INCON common stock and not to initiate or assist in proxy solicitations, except with prior written consent from INCON's Board of Directors. These stockholders have also granted each other certain rights of first refusal to purchase shares that a stockholder proposes to sell to a third party; and to grant each other certain co-sale rights to participate in sales of stock to a third party.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Under Section 16(a) of the Securities Exchange Act of 1934, certain persons associated with the Company (directors, executive officers and beneficial owners of more than 10% of the outstanding common stock) are required to file with the Securities and Exchange Commission and the Company various reports disclosing their ownership of Company securities and changes in such ownership. In 2000, Mr. Alan Lukas filed a corrected report for 200 previously unreported shares that he acquired in 1995 and for 49 shares that he previously disposed of by gift in 1998, and Mr. Roger
E. Brooks filed three late reports for the acquisition of a total of 13,000 shares of the Company's stock during the year. None of these transactions gave rise to short-swing trading profits. To the Company's knowledge, all other requisite reports for 2000 were filed in a timely manner.

AUDIT COMMITTEE REPORT

      The Audit Committee of the Company consists of three directors. All members are independent and financially literate as defined in the American Stock Exchange listing standards. The Charter adopted by the Audit Committee is reproduced as Exhibit A to this Proxy Statement.

      George E. Hissong, as the representative for the Audit Committee, held quarterly meetings with the Company's independent public accountant, PricewaterhouseCoopers, LLP ("PWC"), to discuss the overall scope and plans for the Company's audit, the results of PWC's examinations, the evaluations of the Company's internal controls, and the overall quality of the Company's financial reports.

      The entire Audit Committee met and discussed with PWC the matters required to be discussed by Statement on Auditing Standards No. 61 Communication with Audit Committees. The Audit Committee also discussed with PWC the auditors' independence from the Company and its management, including the matters in the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). In addition, the Audit Committee reviewed the fees paid by the Company to PWC for the year ended December 31, 2000. During that year, the Company paid PWC a total of $53,456 for audit fees. No amounts were paid for financial systems design and implementation.

      Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors, and all members of the Board have approved, that the audited financial statements of the Company be included in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2000 for filing with the Securities and Exchange Commission.

                           SUBMITTED BY THE AUDIT COMMITTEE
                           OF THE COMPANY'S BOARD OF DIRECTORS

                           Charles D. Yie, George E. Hissong, and Paul F. Walsh

                       SUMMARY OF ACTIONS TO BE TAKEN

      Set forth below is a summary of matters to be voted upon by shareholders at the Meeting. The Company has been advised that Ampersand and each of the Directors of the Company intend to vote their shares in favor of these matters, in which case each matter will receive a vote sufficient to assure its approval.

ELECTION OF DIRECTORS

      The Company's Articles of Incorporation provide for a Board of Directors of not fewer than three nor more than nine members, as from time to time determined by resolution of the Board of Directors or by the shareholders. Directors are elected at each Annual Meeting of Shareholders for one year terms.

      A resolution will be offered at the Meeting to establish the number of Directors at five and to re-elect the following five persons as
Directors:

                Alan Lukas, George E. Hissong, Paul F. Walsh,
                     Charles D. Yie, and Roger E. Brooks

The foregoing individuals have each consented to be named as nominees and to serve as Directors if elected. Biographical information concerning these individuals appears at page 3 above.

      The Company's Articles of Incorporation allow for cumulative voting in the election of Directors. A shareholder may require cumulative voting by giving the Company notice of his or her intention to do so. Notice must be received prior to voting on Directors. Under cumulative voting, each holder has the right to as many votes as equals the number of Directors to be elected, multiplied by the number of shares owned by such holder. The effect of cumulative voting would be to ensure that the holders of more than one-sixth of the outstanding shares could (by cumulating their votes) elect at least one of five Directors of the Company.

      Regardless of whether votes are to be cumulated, each Director position will be filled by plurality vote. Abstentions and broker non-votes will not affect the tally of votes cast in the election. (A broker non-vote occurs when a broker, or other fiduciary, votes on at least one matter but lacks authority to vote on another matter.)

               The Board of Directors recommends a vote "for"
             the election of each of the nominees listed above.

RATIFICATION OF ACCOUNTANTS

      The Company has recently appointed Baker Newman & Noyes, LLC as the Company's independent public accountants for the fiscal year ending December 31, 2001. The decision to change auditors was made with the knowledge and approval of all members of the Board of Directors.

      The shareholders will be asked to ratify the appointment of Baker Newman & Noyes, LLC as the Company's independent accountants for the fiscal year ending December 31, 2001. One or more representatives of Baker Newman & Noyes will be present at the Meeting, will have an opportunity to make a statement to the Meeting if they desire to do so, and will be available to respond to appropriate questions.

               The Board of Directors recommends a vote "for" ratification of the appointment of Baker Newman & Noyes, LLC.

                                OTHER MATTERS

      All expenses of this solicitation will be borne by the Company. No person will receive any additional compensation for soliciting proxies from any shareholder. In addition to use of the mails, proxies may be solicited directly, or by telephone or other means, by Company employees. The Company will reimburse brokerage firms, custodians, nominees, and fiduciaries in accordance with American Stock Exchange rules for the reasonable expenses of forwarding proxy materials to beneficial owners.

      At the date of this Proxy Statement, Management knows of no other matters that are to be brought before the Meeting. However, if any matters other than those set forth in the accompanying Notice should properly come before the Meeting, the persons named in the enclosed proxy will vote the proxies on such matters in their discretion.

      To be eligible for inclusion in the proxy materials for the 2002 Annual Meeting, a shareholder proposal must be received by the Company in proper written form by December 28, 2001. Any such proposals should be addressed to the attention of the Board of Directors.

                                       BY ORDER OF THE BOARD OF DIRECTORS

                                       /s/ Gregory S. Fryer
                                       Gregory S. Fryer, Clerk


                                                                  Exhibit A
                                                                  ---------

                         INTELLIGENT CONTROLS, INC.

                           Audit Committee Charter
                           -----------------------

I.    General Statement of Purpose

      The Audit Committee of the Board of Directors (the "Audit Committee") of Intelligent Controls, Inc. (the "Company") assists the Board of Directors (the "Board") in general oversight and monitoring of management's and the independent auditor's participation in the Company's financial reporting process and of the Company's procedures for compliance with legal and regulatory requirements. The primary objective of the Audit Committee in fulfilling these responsibilities is to promote and preserve the integrity of the Company's financial statements and system of internal controls and the independence and performance of the Company's external independent auditor.

II.   Audit Committee Composition

      The Audit Committee shall consist of at least three members who shall be appointed annually by the Board and shall satisfy the qualification requirements set forth in Rule 4310 of the Marketplace Rules of the National Association of Securities Dealers, Inc. The Board shall designate one member of the Audit Committee to be Chairman of the committee.

III.  Meetings

      The Audit Committee generally is to meet at least once per year in person or by telephone conference call, with any additional meetings as deemed necessary by the Audit Committee.

IV.   Audit Committee Activities

      The principal activities of the Audit Committee will generally include the following:

      A.    Review of Charter

      * Review and reassess the adequacy of this Charter annually and submit it to the Board for approval.

      B.    Audited Financial Statements and Annual Audit

      * Review the overall audit plan (both external and internal) with the independent auditor and the members of management who are responsible for maintaining the Company's accounts and preparing the Company's financial statements, including the Company's Chief Financial Officer and/or principal accounting officer or principal financial officer (the Chief Financial Officer and such other officer or officers are referred to herein collectively as the "Senior Accounting Executive").

      * Review and discuss with management (including the Company's Senior Accounting Executive) and with the independent auditor:

         (i) the Company's annual audited financial statements, including any significant financial reporting issues which have arisen in connection with the preparation of such audited financial statements;

         (ii) the adequacy of the Company's internal financial reporting controls that could significantly affect the integrity of the Company's financial statements;

         (iii) major changes in and other questions regarding accounting and auditing principles and procedures; and

         (iv) the effectiveness of the Company's internal audit process (including evaluations of its Senior Accounting Executive and any other relevant personnel.

      * Review and discuss with the independent auditor (outside the presence of management) how the independent auditor plans to handle its responsibilities under the Private Securities Litigation Reform Act of 1995, and receive assurance from the auditor that Section 10A of the Private Securities Litigation Reform Act of 1995 has not been implicated.

      * Review and discuss with the independent auditor (outside of the presence of management) any problems or difficulties that the auditor may have encountered with management or others and any management letter provided by the auditor and the Company's response to that letter. This review shall include considering:

         (i) any difficulties encountered by the auditor in the coarse of performing its audit work, including any restrictions on the scope of its activities or its access to information; and

         (ii) any changes required by the auditor in the scope or performance of the Company's internal audit.

      * Review and discuss major changes to the Company's auditing and accounting principles and practices as may be suggested by the independent auditor or management.

      * Discuss with the independent auditor such issues as may be brought to the Audit Committee's attention by the independent auditor pursuant to Statement on Auditing Standards No. 61 ("SAS 61").

      * Based on the Audit Committee's review and discussions (1) with management of the audited financial statements, (2) with the independent auditor of the matters required to be discussed by SAS 61, and (3) with the independent auditor concerning the independent auditor's financial statements should be included in the Company's Annual Report on Form 10-KSB.

      * Request that the independent auditor provide the Audit Committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1, and review and discuss with the independent auditor the independent auditor's independence.

      *  Prepare the Audit Committee report required by Item 306 of
         Schedule 14A of the Securities Exchange Act of 1934 (or any successor provision) to be included in the Company's annual proxy statement.

      C.    Unaudited Quarterly Financial Statements

      * Review and discuss with management and the independent auditor the Company's quarterly financial statements. Such review shall include discussions by the Audit Committee or one of its members with the independent auditor of such issues as may be brought to the Audit Committee's attention by the independent auditor pursuant to Statement on Auditing Standards No. 71.

      D. Matters Relating to Selection, Performance and Independence of Independent Auditor

      *  Recommend to the Board the appointment of the independent auditor.

      * Instruct the independent auditor that the independents auditor's ultimate accountability is to the Board and the Audit Committee as representatives of the Company's shareholders.

      * Evaluate on an annual basis the performance of the independent auditor and , if necessary in the judgment of the Audit Committee, recommend that the Board replace the independent auditor.

      * Recommend to the Board on an annual basis the fees to be paid to the independent auditor.

      * Require that the independent auditor provide the Audit Committee with periodic reports regarding the auditor's indepencence, which reports shall include but not be limited to a formal written statement setting forth all relationships between the independent auditor and the Company or any of its officers or directors. The Audit Committee shall discuss such reports with the independent auditor, and if necessary in the judgment of the Audit Committee, the committee shall recommend that the Board take appropriate action to ensure the independence of the auditor or replace the auditor.

      E.    Matters Relating to the Independence of the Audit Committee

      * Periodically review the independence of each member of the Audit committee and promptly bring to the attention of management and the Board any relationships or other matters that may in any way compromise or adversely affect the independence of any member of the Audit Committee or any member's ability to assist the Audit Committee in fulfilling its responsibilities under this Charter, including any such relationship or other matter that may have caused or may in the future cause the Company to fail to comply with the requirements set forth in Rule 4310 of the Marketplace Rules of the National Association of Securities Dealers, Inc.

      F.    General

      * The Audit Committee may be requested by the board to review or investigate on behalf of the Board activities of the Company or of its employees, including compliance with laws, regulations or Company policies.

      * As necessary, monitor the activities of the Company's legal counsel, including periodic reviews with such counsel regarding material legal matters and the Company's legal compliance.

      * Provide oversight of the Company's implementation of an ethics policy and of the process established to insure compliance with such policy.

      * Perform such other oversight functions as may be requested by the Board.

      * In performing its responsibilities, the Audit Committee shall be entitled to rely upon advice and information that it receives in its discussions and communications with management and the independent auditor. The Audit Committee shall have the authority to retain special legal, accounting or other professionals to render advice to the committee. The Audit Committee shall have the authority to request that any officer or employee of the Company, the Company's outside legal counsel, the Company's independent auditor or any other professional retained by the Company to render advice to the Company attend a meeting of the Audit Committee or meet with any members of or advisors to the Audit Committee.

      * Not withstanding the responsibilities and powers of the Audit Committee set forth in this Charter, the Audit Committee does not have the responsibility of planning or conducting audits of the Company's financial statements or determining whether or not the Company's financial statements are complete, accurate and in accordance with generally accepted accounting principles. Such responsibilities are the duty of management and, to the extent of the independent auditor's audit responsibilities, the independent auditor. It also is the duty of the Audit Committee to resolve disagreement, if any, between management and the independent auditor or to ensure compliance with laws, regulations or Company policies.


                         INTELLIGENT CONTROLS, INC.
                                    PROXY
                    (Solicited by the Board of Directors)

The undersigned appoints Alan Lukas and Roger E. Brooks, or either of them, proxies with full power of substitution, to represent and vote all shares of Common Stock of Intelligent Controls, Inc. held by the undersigned, at the Annual Meeting of Shareholders to be held June 6, 2001, or any adjournment thereof.

1. TO FIX THE NUMBER OF DIRECTORS AT FIVE AND TO ELECT THE FOLLOWING NOMINEES TO THE BOARD OF DIRECTORS:

Alan Lukas, Roger E. Brooks, George E. Hissong, Paul F. Walsh, Charles D.
Yie

(To withhold authority for one or more nominees, cross out his name or their names)

2. TO RATIFY THE APPOINTMENT OF BAKER, NEWMAN & NOYES LLC AS INDEPENDENT ACCOUNTANTS TO THE COMPANY FOR THE 2001 FISCAL YEAR

      [ ] FOR          [ ] AGAINST          [ ] ABSTAIN

3. In their discretion, upon such other matters as may properly come before the Meeting.

This proxy, when properly executed, will be voted in the manner directed hereby by the undersigned shareholder. If no direction is made, this proxy will be voted "FOR" the nominated directors and "FOR" proposal 2. The undersigned hereby revokes any proxy previously given and acknowledges receipt of the Notice of, and Proxy Statement for, the aforesaid Meeting.

                                       Dated: _______________________, 2001

                                       Signature __________________________

                                       Signature __________________________

Personal representatives, custodians, trustees, partners, corporate officers, and attorneys-in-fact should add their titles as such.

PLEASE VOTE AND DATE THIS PROXY, SIGNING IT AS YOUR NAME APPEARS ABOVE AND RETURN THE PROXY IN THE ENVELOPE PROVIDED.